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                                                                     Exhibit 2.1


                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 14th day of August 1996, by and among INTERNATIONAL SPORTS MARKETING, INC., a Pennsylvania corporation ("ISM"), HENRY POSNER, JR., THOMAS D. WRIGHT, MICHAEL
J. FETCHKO, JAMES C. RODDEY, RICHARD W. TALARICO and JOHN F. HENSLER (each a "Stockholder" and collectively, the "Stockholders"), who are all of the stockholders of ISM, and ALLIN COMMUNICATIONS CORPORATION, a Delaware corporation ("Buyer").

                                    RECITALS

     A. The Stockholders own all of the issued and outstanding shares of capital stock of ISM (the "Shares").

     B. The Stockholders desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from the Stockholders, all of the Shares, on the terms and conditions hereinafter set forth.

                                   COVENANTS

     In consideration of the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

     1.1 Shares. At the Closing (as defined in Section 3.1), each Stockholder shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase from each Stockholder, free and clear of all liens, mortgages, pledges, security interests, claims, assessments, restrictions, encumbrances and charges of every kind (collectively, "Liens"), on the terms and subject to the conditions set forth in this Agreement, the number of Shares set forth opposite the name of such Stockholder on Schedule 4.3.


                                   ARTICLE II
                                 PURCHASE PRICE

     2.1 Purchase Price. As consideration for the Shares, Buyer shall, subject to and upon the terms and conditions set forth in this Agreement, make the following payments.

     2.1.1 Cash Payment to be Made at Closing. Buyer shall pay for the Shares for a cash purchase price of Twenty Two Thousand Eight Hundred Dollars ($22,800) per
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share, for a total aggregate purchase price of Two Million Four Hundred Thousand
Dollars ($2,400,000) (the "Cash Payment"). The Cash Payment will be made on the Closing Date by wire transfer of immediately available funds to one or more accounts identified by the Stockholders at least five (5) business days prior to the Closing.

     2.1.2 Contingent Earn-out Payments. The Stockholders shall also have a right to receive earn-out payments calculated as follows (the total aggregate amount of earn-out payments not to exceed a maximum of $2,400,000):

     2.1.2.1 Interim Earn-out Payment. On or before the fifteenth (15th) business day after the Interim Earn-out Determination and any adjustments thereto have become binding on the parties as provided in this Section 2.1.2 (the "Interim Payment Date"), Buyer shall pay to the Stockholders an aggregate interim earn-out payment ("Interim Earn-out Payment") based on annual Operating Income (as defined in Section 2.1.2.3, and referred to herein as "Operating Income" or "OI"), and calculated as follows:

                             6 x (1997 OI + 1998 OI)
Interim Earn-out Payment = ___________________________ - $2,400,000
                                        3

     If the Interim Earn-out Payment calculated in accordance with the foregoing formula is zero or a negative amount, no payment shall be due to the Stockholders. If the Interim Earn-out Payment is a positive amount, one-half of the Interim Earn-out Payment will be paid to the Stockholders, in cash, on or before the Interim Payment Date, such one-half of the Interim Earn-out Payment to be distributed among the Stockholders pro rata in accordance with the ratio which the number of Shares sold by each Stockholder hereunder bears to
105.26315. The other one-half of the Interim Earn-out Payment will be paid by delivery of a promissory note to each Stockholder dated the Interim Payment Date in an original principal amount equal to one-half of the Interim Earn-out Payment multiplied by a fraction, the numerator of which is the number of Shares being sold by the applicable Stockholder hereunder, and the denominator of which is 105.26315 ("Promissory Notes"). Such Promissory Notes shall bear interest at a rate of seven percent (7%) per annum, compounded quarterly, such interest to be due on (a) the fifteenth (15th) business day following the date on which the Final Earn-out Determination and any adjustments thereto have become binding on the parties as provided in this Section 2.1.2 (the "Final Payment Date"), and
(b) the first anniversary of the Final Payment Date. One-half of the principal due under the Promissory Notes will be due on the Final Payment Date, and the other one-half of the principal due under the Promissory Notes will be due on the first anniversary of the Final Payment Date.

     2.1.2.2 Final Earn-out Payment. On or before the Final Payment Date, Buyer shall pay to the Stockholders the aggregate final earn-out payment ("Final Earn-out Payment"), calculated as follows:

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

                           6 x (1997 OI + 1998 OI + 1999 OI)
Final Earn-out Payment = _____________________________________ - ($2,400,000 + Interim Earn-out Payment)
                                          3

     If the Final Earn-out Payment calculated in accordance with the foregoing formula is zero or a negative amount, no additional payment shall be due to the Stockholders. In addition, if the Final Earn-out Payment is a negative amount, the principal due on each Promissory Note shall be reduced by a positive amount equal to the negative Final Earn-out Payment multiplied by a fraction, the numerator of which is the number of shares being sold by the applicable Stockholder on the date hereof, and the denominator of which is 105.26315 (the "Adjusted Principal Amount").

     Interest under each Promissory Note shall be calculated on the Adjusted Principal Amount, as though the original principal amount of the Note had been the Adjusted Principal Amount. Notwithstanding anything else contained herein, the fact that the Adjusted Principal Amount of any Promissory Note is a negative amount, shall not affect the right of the Stockholders to retain the cash portion of the Interim Earn-out Payment previously received by them.

     If the Final Earn-out Payment calculated in accordance with the foregoing formula is a positive amount, one-half of the Final Earn-out Payment (divided pro rata among the Stockholders in accordance with the ratio which the number of Shares sold by each Stockholder hereunder, bears to 105.26315), will be paid to the Stockholders on or before the Final Payment Date, along with the principal amount and interest then due under the Promissory Notes. The final payments of principal and interest due under the Promissory Notes will be due and payable on the first anniversary of the Final Payment Date.

     The other one-half of the Final Earn-out Payment will be paid by delivery of a promissory note to each Stockholder dated the Final Payment Date in an original principal amount equal to one-half of the Final Earn-out Payment multiplied by a fraction, the numerator of which is the number of Shares being sold by the applicable Stockholder hereunder and the denominator of which is
105.26315 ("Additional Promissory Notes"). Such Additional Promissory Notes shall bear interest at a rate of seven percent (7%) per annum, compounded quarterly, such interest to be due on (a) the first anniversary of the Final Payment Date and (b) the second anniversary of the Final Payment Date. One-half of the principal due under the Additional Promissory Notes will be due on the first anniversary of the Final Payment Date, and the other one-half of the principal due under the Additional Promissory Notes will be due on the second anniversary of the Final Payment Date.

     Notwithstanding anything to the contrary contained herein, in no event may the aggregate amount of earn-out payments made to the Stockholders exceed an aggregate of $2,400,000.

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     2.1.2.3  Operating Income.  For purposes of this Agreement, "Operating
Income" for each calendar year shall mean the consolidated income (loss) of ISM and its subsidiaries, if any, after deduction for all expenses, charges and reserves of ISM and its subsidiaries for such year (including without limitation profit sharing and bonus expense), but before provision for all Federal, state and local income taxes for such year, determined in accordance with generally accepted accounting principles consistently applied from year to year, and provided that in making such determinations:

               (i) no income or expense shall be included in respect of any "extraordinary items", as such item is defined in Paragraphs 21 and 22 of APB Opinion No. 9, notwithstanding that such accounting bulletin has been superseded, it being agreed that for purposes of this Agreement APB Opinion No. 9 shall be deemed operative; provided, however, in no case shall the write-off of bad debts be deemed an extraordinary item;

               (ii) intercompany management charges or overhead charges between Buyer and its Affiliates (the "Buyer Group") and ISM shall not be treated as an expense or other charge; provided, however, that all charges between and among members of the Buyer Group for services requested at rates agreed between the President (or other authorized executives) of such companies shall be treated as an expense;

               (iii) neither the proceeds from nor any dividends or refunds with respect to, any life insurance policy under which ISM is the named beneficiary or otherwise entitled to recovery, shall be included as income, and the premium expense related thereto shall not be included as an expense;

               (iv) any write-off or amortization or depreciation shall not be treated as an expense;

               (v) any write-off of the following intangible assets of ISM shall not be treated as an expense: goodwill, covenants not to compete, client lists and work force;

               (vi) any losses which give rise to an indemnity payment pursuant to the indemnification provisions of Article XI below and which are fully assumed by one or more of the Stockholders or as to which one or more Stockholders have fully reimbursed (by offset or otherwise) the appropriate Indemnified Parties shall not be treated as an expense, and there shall be excluded from income any amount received by any Indemnified Party pursuant thereto;

               (vii) gross income shall not include any revenue of ISM received from digital imaging operations;

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               (viii)  expenses shall not include expenses relating to digital imaging operations; and

               (ix) costs and expenses related to ISM personnel engaged in digital imaging operations shall be considered expenses relating to digital imaging operations, to the extent that such costs and expenses are attributable to work performed in connection with digital imaging operations.

               2.1.2.4  Accounting Procedures.

               (i) For each of calendar years 1997, 1998 and 1999, Arthur Andersen & Company, or such other independent accounting firm then auditing the books of Buyer (the "Accountants") shall prepare a report containing an audited consolidated balance sheet of ISM and its subsidiaries, if any, and a related consolidated statement of income for the twelve months then ended, prepared in accordance with generally accepted accounting principles consistently applied, together with a statement setting forth for the period under examination the calculation of the Interim Earn-out Payment or the Final Earn-out Payment, as the case may be (including the calculation of Operating Income) and all other adjustments required to be made to such audited financial statements in order to make the calculations required under this Section 2.1 (the "Interim Earn-out Determination" and the "Final Earn-out Determination" collectively, the "Determinations", and individually a "Determination"). A copy of the Interim Earn-out Determination shall be delivered to the Stockholders not later than March 31, 1999, and a copy of the Final Earn-out Determination shall be delivered to the Stockholders not later than March 31, 2000.

               (ii) If the Stockholders holding at least 51% of the common stock of ISM outstanding on the date hereof (the "Majority Stockholders") do not agree that any Determination delivered pursuant to clause (i) above correctly states the Interim Earn-out Payment or the Final Earn-out Payment, as applicable, the Majority Stockholders shall promptly (but not later than 60 days after the delivery of such Determination) give written notice to Buyer of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Majority Stockholders and Buyer reconcile their differences, the Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Majority Stockholders and Buyer are unable to reconcile their differences in writing within 20 days after written notice of exceptions is received by Buyer, the items in dispute shall be submitted to the Pittsburgh office of Price Waterhouse or its successors (the "Arbitrator") for final determination, and the Determination shall be deemed adjusted in accordance with the determination of the Arbitrator and shall become final and conclusive

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          upon all of the parties hereto and enforceable in a court of law.  The
          Arbitrator shall consider only the items in dispute and shall be instructed to act within 30 days to resolve all items in dispute. If the Majority Stockholders do not give notice of any exception within 60 days after the delivery of the Determination or if the Majority Stockholders give written notification of their acceptance of the Determination prior to the end of such 60 day period, such Determination shall thereupon become final and conclusive upon all the parties hereto and enforceable in a court of law.

               (iii) In the event the Arbitrator shall have, at any time during the period it might be called upon to determine a dispute under this
          Section 2.1.2.4, performed auditing or other services for Buyer (other than as an arbitrator in other dispute proceedings) or the Stockholders, or for any other reason is unable or unwilling to perform the services required of it under this Section, then Buyer and the Majority Stockholders agree to select another accounting firm from among the six largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this
          Section 2.1.2.4 by the Arbitrator. If Buyer and the Majority Stockholders fail to select another accounting firm within 15 days after it is determined that the Arbitrator will not perform the services required, either Buyer or the Majority Stockholders may request the American Arbitration Association in New York to appoint an independent firm of certified public accountants of recognized national standing to perform the services required under this Section
          2.1.2.4 by the Arbitrator. For purposes of Section 2.1 the term "Arbitrator" shall include such other accounting firm chosen in accordance with this clause (iii).

               (iv) The Arbitrator shall determine the party (i.e., Buyer or the Majority Stockholders, as the case may be) whose asserted positions before the Arbitrator are in the aggregate further from the aggregate resolutions determined by the Arbitrator, which non-prevailing party shall pay the fees and expenses of the Arbitrator.

          2.1.2.5 Examination of Books and Records. The books and records of ISM shall be made available during normal business hours upon reasonable advance notice at the principal office of ISM, to Buyer, the Stockholders and to the Arbitrator (or if applicable, such other accounting firm selected in accordance with Section 2.1.2.4 above.)


                                  ARTICLE III
                                    CLOSING

     3.1 Time and Place of the Closing. Subject to and after the fulfillment or waiver of the conditions set forth in Articles VIII and IX, the closing of the sale of the Shares shall take

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place at the offices of Eckert Seamans Cherin & Mellott, 600 Grant Street, 42nd
Floor, Pittsburgh, Pennsylvania, at 10:00 a.m., no later than five (5) business days following the consummation of the initial public offering of shares of common stock by Buyer (the "Initial Public Offering"), or such other date, time and place as the parties may agree. In this Agreement, such event is referred to as the "Closing" and such date and time are referred to as the "Closing Date."


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF ISM AND THE STOCKHOLDERS

         To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, ISM and the Stockholders jointly and severally make the following representations and warranties, which representations and warranties shall survive the Closing:

         4.1 Organization, Power and Authority; Subsidiaries. ISM is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority (i) to own or lease its properties and to carry on its business as it is now being conducted; (ii) to enter into this Agreement; and (iii) to carry out the other transactions and agreements contemplated hereby. ISM is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 4.1, which are all of the jurisdictions in which its business or property is such as to require that it be thus qualified. ISM does not own, directly or indirectly of record or beneficially, or have any right to acquire, any capital stock or equity interest, investment or partnership interest in any corporation, partnership, joint venture, association or other entity, and has no right or ability to control the management of any corporation, partnership, joint venture, association or other entity, whether by agreement or otherwise.

         4.2 Due Authorization; Binding Obligation; No Violations; Consents. ISM has full power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. Each Stockholder has full power, authority and capacity to enter into this Agreement and to carry out his obligations hereunder. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of ISM. This Agreement has been duly executed and delivered by ISM and the Stockholders and is a legal, valid and binding obligation of ISM and the Stockholders, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by ISM and the Stockholders does not, and the consummation of the transactions contemplated herein do not and will not (i) violate any provision of the charter or bylaws of ISM; (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction,

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judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against ISM, the Stockholders or the Shares; (iii) violate, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any mortgage, contract, agreement, lease, license, indenture, will, trust or other instrument which is either binding upon or enforceable against ISM, any of the Stockholders, or the Shares; (iv) violate any legally protected right arising in the operation of the business of ISM of any person or entity or give to any person or entity (including in each case any Stockholder), a right or claim against Buyer, ISM or the Shares, (v) result in or require the creation or imposition of any Lien upon or with respect to the Shares or property of ISM; or (vi) except as set forth on Schedule 4.2, require the consent, approval or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity (all of which consents have been obtained).

         4.3 Capital Structure; Shareholders; Title to Shares. The authorized capital stock of ISM consists solely of 1,000 shares of ISM common stock, $1.00 par value per share, of which 105.26315 shares are issued and outstanding. The Stockholders own all of the Shares. Set forth on Schedule 4.3 is the number of Shares owned by each Stockholder. No options, warrants, convertible debt or other rights to acquire any equity interest in ISM whether upon exchange for or conversion of other securities or otherwise, are outstanding or will be granted and no Shares of ISM will be issued between the date hereof and the Closing Date. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and have been offered, issued, sold and delivered free of preemptive rights or rights of first refusal and in compliance with applicable federal and state securities laws. No stock appreciation rights, phantom shares, cash performance units or other similar rights have been issued by ISM. Upon the consummation of the Closing, Buyer will have good and marketable title to the Shares, free and clear of all Liens.

         4.4 Financial Statements. ISM and the Stockholders previously have furnished to Buyer the following financial statements of ISM, including the notes pertaining thereto (the "Financial Statements"):

             (a) The audited balance sheets as of December 31, 1993, 1994 and 1995 and the related statements of operations, cash flows and changes in stockholders' equity (including the related notes) for each of the three years ended December 31, 1993, 1994 and 1995; and

             (b)  The balance sheet as of June 30, 1996, as set forth on
         Schedule 4.4 (the "Last Balance Sheet") and the related consolidated statement of operations (including the notes thereto, if any) for the six months ended June 30, 1996, which are unaudited.

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The Financial Statements present fairly and are true, correct and complete statements of the financial position of ISM at each of the said balance sheet dates and the results of operations for each of the said periods covered, and they have been prepared in accordance with generally accepted accounting principles consistently applied and have been certified by the Chief Financial Officer of ISM to such effect. The books and records of ISM properly and accurately reflect all transactions, properties, assets and liabilities of ISM.

         4.5 Liabilities. ISM has no liability or obligation, either accrued, absolute, contingent or otherwise, except: (i) to the extent reflected in or taken into account in determining net worth in the Last Balance Sheet and not heretofore paid or discharged; (ii) to the extent specifically set forth in
Schedule 4.5; or (iii) liabilities incurred since May 31, 1996 and related to the conduct of business activities of ISM in the ordinary course during the period since that date, none of which are material to the business or financial condition of ISM.

         4.6  Tax Matters.

             4.6.1 ISM has timely filed all tax returns and reports required to be filed by it, including all federal, state, local and foreign tax returns, and has paid in full or made adequate provision by the establishment of reserves for all taxes and other charges, including estimated taxes, which have become due. All tax returns and reports have been prepared in accordance with applicable laws and accurately reflect the taxable income (or other measure of tax) and tax liability of ISM for the applicable period. There is no tax deficiency proposed or threatened against ISM. There are no tax liens upon any property or assets of ISM. ISM has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty or established adequate reserves on its books in respect thereof to cover the amount of such estimated taxes, together with interest and penalties thereon. ISM has delivered to Buyer true and complete copies of all federal and state tax returns filed by ISM in the past three years. ISM has elected "S" Corporation status under applicable federal and Pennsylvania law.

             4.6.2 All taxes and other assessments and levies which ISM was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authority or are being held by ISM in a separate bank account for such payment. All such withholdings and collections and all other payments due in connection therewith as of the date of the Last Balance Sheet are duly reflected on the Last Balance Sheet.

             4.6.3 None of the federal, state or local income tax returns of ISM have been closed by applicable statute (other than returns which were filed over three (3) years ago) or examined by any applicable tax authorities. There are no outstanding agreements or waivers extending the statute of limitations applicable to any federal, state or local income, sales, use or similar tax returns of ISM for any period.

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             4.7 Real Estate.

             4.7.1 ISM does not own any real property or any interest therein except as set forth on Schedule 4.7.1 (the "Owned Properties").

             4.7.2 ISM does not hold any leasehold interest in any real property except as set forth on Schedule 4.7.2 (the "Leasehold Premises"). An accurate and complete copy of each lease agreement with respect to the properties described on Schedule 4.7.2, including all amendments thereto and modifications thereof (collectively, the "Leases") has been delivered to Buyer prior to the date hereof. Schedule 4.7.3 also sets forth a description of the nature and amount of all Liens on ISM's interests in the Leasehold Premises, and to the best knowledge of the ISM and the Stockholders, on the underlying real property and all improvements to and buildings thereon (including any environmental Liens). The Leases are in full force and effect, ISM is not in default or breach under any Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any Lease. To the knowledge of ISM, there is no breach or anticipated breach of any Lease by any other party to such Lease.

             4.7.3 ISM owns the Owned Properties and has valid leasehold interests in the Leasehold Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever, except for (i) Liens set forth on Schedule 4.7.3, (ii) Liens for real estate taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use of such properties or otherwise impair business operations in any respect (collectively, "Permitted Encumbrances").

             4.7.4 The portions of the buildings located on the Leasehold Premises that are used in ISM's business and the buildings located on the Owned Properties are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy ISM's current and reasonably anticipated business activities as conducted thereat.

             4.7.5 Each of the Leasehold Premises and Owned Properties: (i) has direct access to public roads or access to public roads by means of an access easement (which access easement is perpetual, in the case of each of the Owned Properties, and for at least the remaining term of the Lease and any renewal periods, in the case of each of the Leasehold Premises), such access being sufficient to satisfy the current normal day-to-day transportation requirements of ISM's business as presently conducted at such parcel; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current business activities as conducted at such parcel.

             4.7.6 ISM has not received notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises or Owned Properties or any access thereto, and, to the best knowledge of ISM and the Stockholders, no such proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect any of the Leasehold Premises or Owned Properties, and, to the best knowledge of the ISM and the Stockholders, no such special assessment is contemplated by any governmental authority.

         4.8  Good Title to and Condition of the Assets.

             4.8.1 ISM has good and marketable title to all of its properties and assets (other than the Leasehold Premises and personal property which is leased by ISM), whether real, personal or mixed, tangible or intangible, wherever located (collectively, the "Assets"), free and clear of any Liens other than Permitted Encumbrances.

             4.8.2 The Fixed Assets (as hereinafter defined) of ISM currently in use or necessary for its business are in good operating condition, normal wear and tear excepted. For purposes of this Agreement, the term "Fixed Assets" means all buildings, machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures of ISM.

             4.8.3 The inventory of ISM (the "Inventory") consists of items of a quality and quantity usable and salable in the ordinary course of ISM's business and, at an aggregate value not less than the aggregate values at which such items are carried on their books. The values of the inventory on the Last Balance Sheet fairly represent the fair market value of such inventory. The inventory as reflected on the Last Balance Sheet does not include any unreasonable accumulation of slow-moving inventory or inventory of below standard quality. All of the inventory of ISM is located on the Owned Premises or the Leased Premises.

         4.9 Receivables. The accounts receivable of ISM ("Receivables") are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of ISM. The Receivables reflected on the Last Balance Sheet are collectible in the full amount stated, within sixty (60) days of the Closing Date, net of any allowance for doubtful accounts. For purposes of this Agreement, the term "Receivables" means all receivables of ISM, regardless of where set forth on the balance sheet, including all trade account receivables arising from sales or rental of inventory in the ordinary course of business, notes receivable, and insurance proceeds receivable.

         4.10 Licenses and Permits. ISM possesses all licenses and required governmental or official approvals, permits or authorizations for the business and operation of each of ISM, the Owned Properties and each of the Leasehold Premises (collectively, the "Permits"). All Permits are valid and in full force and effect. ISM is in compliance with all requirements of the Permits, and no proceeding is pending or threatened to revoke or amend any of the Permits. Except as set forth on Schedule 4.10, none of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.11 Adequacy of the Assets; Relationships with Customers and Suppliers. The Assets constitute, in the aggregate, all of the property necessary for the conduct of the business of ISM in the manner in which and to the extent to which it is currently being conducted. ISM does not know of any written or oral communication, fact, event or action which exists or has occurred prior to the date hereof which indicates that:

             4.11.1 any current customer of ISM which accounted for over 1% of the total revenue of ISM for the year ended December 31, 1995, will terminate its business relationship with ISM; or

             4.11.2 any current supplier to ISM of items essential to the conduct of its business which items cannot be replaced by ISM at comparable cost to ISM and the loss of which would have an adverse effect on the business or operations of ISM, will terminate its business relationship with ISM. Except as set forth on Schedule 4.11.2, neither ISM nor any of its affiliates, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "1933 Act"), has any direct or indirect interest in any customer, supplier or competitor of ISM, or in any person or entity from whom or to whom ISM leases real or personal property, or in any person with whom ISM is doing business. ISM is not restricted by agreement from carrying on its business anywhere in the world.

         4.12  Documents of and Information with Respect to ISM.

             4.12.1 Schedule 4.12 is an accurate and complete list of the following: (i) each policy of insurance in force with respect to the Assets of ISM and each of the performance or other surety bonds maintained by ISM in the conduct of its business; (ii) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which ISM is a party or by which it is bound; (iii) each lease of personal property to which ISM is a party or by which it is bound, (iv) any other agreement, contract or commitment to which ISM is a party or by which it is bound which involves a future commitment by ISM in excess of $5,000, except for those agreements, contracts, and commitments entered into by ISM in the ordinary course of its business of sports marketing and licensing; (v) the name and current annual salary of each officer or other employee of ISM and the profit sharing, bonus or any other form of compensation (other than salary) paid or payable by ISM to or for the benefit of each such person for the year ended December 31, 1995, and any employment or other agreement of ISM with any of their officers or employees; (vi) the names of the directors of ISM; (vii) the name of each bank in which ISM has an account or safe-deposit box, the name in which the account or box is held, the account number and the names of all persons authorized to draw thereon or to have access thereto; and (viii) a list of powers of attorney granted by or on behalf of ISM. ISM has previously furnished Buyer with an accurate and complete copy of each such agreement, contract or commitment listed in Schedule 4.12. There has not been any breach of or default in any obligation to be performed by ISM under any such instrument or, to the knowledge of ISM, in any obligation to be performed by any other party to such instrument. All of such instruments to which ISM is a party are valid, binding and enforceable against ISM and in full force and effect in accordance with their respective terms. None of such instruments will expire or be terminated or be subject to any modification of terms or conditions upon consummation of the Merger.

             4.12.2 ISM carries insurance which is substantially comparable in character and amount to that carried by other companies engaged in similar businesses, with reputable insurers, covering all of its assets, properties and businesses, and has provided all required performance or other surety bonds. All premiums and other payments which have become due under each policy of insurance listed on Schedule 4.12 have been paid in full, all of such policies are in full force and effect and ISM has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds. Except as set forth on Schedule 4.12, ISM has not received any notification from any insurer, agent or broker denying or disputing any claim made by ISM or denying or disputing any coverage for any such claim or the amount of any claim. ISM does not have any claim against any of its insurers under any of such policies pending or anticipated and there has been no occurrence of any kind which could give rise to any such claim.

         4.13 Litigation. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or threatened against or affecting ISM, the Shares, the Assets or the liabilities of ISM or which question the validity or enforceability of this Agreement or any action contemplated herein. There is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which ISM is or was a party or which affect the Shares, the Assets or the liabilities of ISM or any of the transactions contemplated hereby.

         4.14 Records. ISM's records are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made in such records. A record of all action taken by the Stockholders and the board of directors of ISM and all minutes of their respective meetings are contained in the minute books of ISM and are accurate and complete. The records, books and stock ledgers of ISM contain an accurate and complete record of all issuances, transfers and cancellations of shares of capital stock of ISM.

         4.15 No Material Adverse Change. Since the date of the Last Balance Sheet, there has not been (i) any change in the business or properties of ISM or in the financial condition of ISM, other than changes occurring in the ordinary course of business which have not had a Material Adverse Effect; or (ii) any threatened or prospective event or condition of any character whatsoever which could materially adversely affect the Shares or have a Material Adverse Effect. "Material Adverse Effect" when used in this Agreement, shall mean that the fact, event or occurrence being measured in reference to such standard would have a material adverse effect on the business, properties, financial condition or results of operations of ISM.

         4.16 Absence of Certain Acts or Events. Since the date of the Last Balance Sheet, ISM has not (i) authorized or issued any capital stock or other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its capital stock or other securities, or purchased or redeemed any of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees; (iv) sold or transferred any of its assets other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $5,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement, and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $5,000; (viii) waived any right of material value; (ix) suffered any extraordinary losses; (x) made or adopted any change in its accounting practice or policies; (xi) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course during the period since June 30, 1996; or (xii) made any loan or advance other than advances to employees in the ordinary course of business not exceeding $5,000 as to all employees in the aggregate.

         4.17  Compliance with Laws.

             4.17.1 ISM is in compliance with all laws, regulations and orders applicable to it, the Shares or the Assets (including the Internal Revenue Code of 1986, as amended (the "Code") and ERISA, as defined in Section 4.20). ISM has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, and to the best knowledge of ISM and the Stockholders, no proceeding with respect to any such violation is contemplated.

             4.17.2 Neither ISM, nor any employee of ISM has made any payment of funds in connection with the business of ISM prohibited by law, and no funds have been set aside to be used in connection with the business of ISM for any payment prohibited by law.

             4.17.3 ISM is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of ISM for whom compliance with the Immigration Act by ISM as Employer is required, ISM shall have supplied to Buyer an accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by ISM pursuant to the

    Immigration Act. ISM has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order under the Immigration Act, nor has any action or administrative proceeding been initiated or threatened against ISM by reason of any actual or alleged failure to comply with the Immigration Act.

         4.18  Environmental Matters.

             4.18.1 ISM has not (i) transported, stored, handled, treated or disposed of, or allowed or arranged for any third parties to transport, store, handle, treat or dispose of, Hazardous Substances or other waste to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations or (ii) stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of, Hazardous Substances or other waste upon property owned or leased by it, except as permitted by law. For purposes of this Section 4.18, the term "Hazardous Substances" shall mean and include the following: (A) any "Hazardous Substance," "Pollutant" or "Contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., or the regulations promulgated thereunder
                         -- ---
    ("CERCLA"); (B) any hazardous waste as that term is defined in applicable state or local law; (C) any substance containing petroleum, as that term is defined in Section 9001(8) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6991(8), or in 40 C.F.R. Section 280.1; or (D) any other substance for which any governmental entity with jurisdiction over the Leasehold Premises or the Owned Properties requires special handling in its generation, handling, use, collection, storage, treatment or disposal.

             4.18.2 There has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or Leasehold Premises. For purposes of this
    Section 4.18, the term "Release" shall have the meaning given it in CERCLA.

             4.18.3 ISM has not shipped, transported or disposed of, or allowed or arranged, by contract, agreement or otherwise, for any third parties to ship, transport or dispose of, any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent. ISM has not received notice, nor does it have knowledge of any facts which could give rise to any notice, that ISM is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or any other applicable law or regulation. ISM has not submitted and was not required to submit any notice pursuant to
    Section 103(c) of CERCLA with respect to the Owned

    Properties or the Leasehold Premises. ISM has not received any written or oral request for information in connection with any federal or state environmental cleanup site. ISM has not been required to and has not undertaken any response or remedial actions or clean-up actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity.

             4.18.4 ISM does not use, and has not used, any Underground Storage Tanks (as defined below). There are not now nor have there ever been any Underground Storage Tanks on the Owned Properties or the Leasehold Premises. For purposes of this Section 4.18, the term "Underground Storage Tanks" shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).
                                  -- ---

             4.18.5 There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of ISM. There are no violations of environmental law committed by ISM relating to (i) the Owned Properties or the Leasehold Premises or any property or parcel adjacent to any of the foregoing, or (ii) ISM's use of the Owned Properties or Leasehold Premises.

             4.18.6 Schedule 4.18.6 identifies (i) all environmental audits, assessments or occupational health studies undertaken by ISM or its agents or, to the knowledge of ISM, undertaken by governmental agencies relating to or affecting ISM or any of the Owned Properties or Leasehold Premises; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken by ISM or its agents or, to the knowledge of ISM, undertaken by governmental agencies relating to or affecting ISM or any of the Owned Properties or Leasehold Premises; (iii) all written communications between ISM or its representatives, on the one hand, and environmental agencies, on the other hand; and (iv) all citations issued under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) relating to or affecting ISM or any of
                                -- ---
    the Owned Properties or Leasehold Premises.

             4.18.7 Schedule 4.7.1 identifies, to the knowledge of ISM and the Stockholders, all prior uses of the Owned Properties.

         4.19 Labor Relations. ISM is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the last five (5) years to organize any employees of ISM into one or more collective bargaining units. There is not pending or threatened any labor dispute, strike or work stoppage which affects or which may affect the business of ISM or which may interfere with the continued operation of its business. Neither ISM, nor any agent, representative or employee of ISM has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or threatened any charge or complaint against ISM by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of ISM. Neither ISM nor any Stockholder is aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with ISM.

         4.20  Employee Benefits.

             4.20.1 Except as set forth on Schedule 4.20.1, the employees of ISM do not participate (and have not participated in the preceding five calendar years) in any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), nor in any other retirement, profit-sharing, deferred compensation, bonus, stock option, stock purchase or similar plan, program or arrangement of ISM (any of the foregoing being hereinafter referred to as a "Plan"). Each Plan which is intended to be a qualified plan under section 401(a) of the Code has been determined by the Internal Revenue Service ("IRS") to be qualified under section 401(a) of the Code, each trust related to any such Plan has been determined to be exempt from federal income tax under section 501(a) of the Code and no event has occurred or condition exists which is likely to adversely affect such determinations. With respect to all Plans (whether or not subject to ERISA and whether or not qualified under section 401(a) of the Code), all employer contributions (including any contributions to any trust account or payments due under any life insurance policy) previously declared or otherwise required by law or contract to have been made have been paid and all employer contributions (including any contributions to any trust account or payments due under any life insurance policy) accrued have been paid as required by law or contract. No Prohibited Transaction has occurred with respect to any Plan. For purposes of this Agreement, the term "Prohibited Transaction" means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA, and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code or the transactional rules of section 2003(c) of ERISA.

             4.20.2 ISM has not terminated and will not terminate before the Closing Date, any plan subject to Title IV of ERISA. ISM has not incurred any termination or withdrawal liability under Title IV of ERISA.

             4.20.3 ISM has never contributed to any "multiemployer plan," as defined in section 414(f) of the Code or section 3(37) of ERISA. No Plan has incurred any accumulated funding deficiency, as defined in section 412 of the Code and section 302 of ERISA.

             4.20.4 ISM has never (i) failed to make a required installment under section 302(e) of ERISA or (ii) been required to provide security to any employee benefit plan or the Pension Benefit Guaranty Corporation under section 306 or 307 of ERISA.

             4.20.5 There are no actions, suits or claims pending (other than routine claims for benefits) or overtly threatened against a Plan or the assets of any Plan.

             4.20.6 No Plan which is an "employee welfare benefit plan," as defined in section 3(1) of ERISA, provides employer-paid benefits to retirees or former employees, except for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

             4.20.7 Except as set forth on Schedule 4.20.7, ISM is not obligated to pay any severance benefits to any employee whose employment may be terminated on or after July 1, 1996.

         4.21 Computer Programs and Software. All computer programs and software currently being used in the business of ISM (the "Software") are owned by ISM or held under valid license agreements. ISM has not licensed anyone to use any of the Software nor does ISM have knowledge of any infringing use of the Software or claim of infringing use. The Software is sufficient for the conduct of the business of ISM as now operated.

         4.22 Brokers. Neither the Stockholders nor ISM has paid or become obligated to pay any fee or commission of any broker, finder or intermediary for or on account of the transactions provided for in this Agreement.

         4.23 Intellectual Property. Set forth on Schedule 4.23 is a list of all trade names, assumed names, service marks and trademarks, logos, patents, copyrights, rights and applications therefor and other intellectual property of ISM, including without limitation, trade secrets, technology, know-how, formulae, designs, drawings, computer software, slogans, and operating rights, and all registrations and filings thereof ("Intellectual Property"). ISM holds all Intellectual Property or other intellectual properties which it uses in its business free and clear of all Liens and requires no rights in such properties that it does not have to conduct its business as presently conducted. No proceedings have been instituted or are pending or threatened or, to the knowledge of ISM and the Stockholders, contemplated which assert the invalidity, abuse, misuse or unenforceability of any such rights, and there are no grounds for the same. Except as disclosed in Schedule 4.12 or Schedule 4.23, ISM has not licensed anyone to use any Intellectual Property. Neither ISM nor the Stockholders have knowledge of the infringing use of such proprietary rights by any other person. Neither ISM nor any Stockholder has received a notice of conflict with the asserted rights of others. The conduct of the business of ISM has not infringed any asserted rights of others.

         4.24 Business Locations. As of the date hereof, ISM does not have any office or place of business other than as identified on Schedules 4.7.1 and
4.7.2. ISM's principal place of business and its chief executive offices (as such term is used in subsection 9-401 of the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania as of the date hereof) are indicated on Schedule 4.24, and all locations where ISM's equipment, inventory, chattel paper and books and records are located as of the date hereof are fully identified on Schedules 4.7.1 and 4.7.2.

         4.25 Names; Prior Acquisitions. All names under which ISM does business as of the date hereof are identified on Schedule 4.25. Except as set forth on Schedule 4.25, ISM has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office within the last six (6) years.

         4.26  Accuracy of Information Furnished by ISM and the Stockholders.
No representation, statement or information made or furnished by ISM or the Stockholders to Buyer, including those contained in this Agreement and the other information and statements referred to herein and previously furnished by ISM or the Stockholders pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained herein or therein not misleading.

         4.27 Franchising. ISM is not a franchisor in any franchising relationship and does not have any franchisees (as such terms are defined under federal laws, rules or regulations or the laws, rules or regulations of any state). If and to the extent any activities of ISM may have constituted the offering of a franchise, ISM has fully complied with all applicable laws, rules and regulations with respect thereto, including any registration requirements of any state or other jurisdiction.


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce ISM and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer makes the following representations and warranties, which representations and warranties shall survive the Closing:

         5.1 Organization, Power and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to enter into this Agreement and all other agreements, instruments and documents contemplated hereby and to perform its obligations hereunder and thereunder.

         5.2 Due Authorization; Binding Obligation; No Violations. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) violate any provision of the certificate of incorporation or bylaws of Buyer; (ii) violate any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer; or (iii) require the consent, approval or authorization of, or the registration, recording, filing or qualification with, or notice to, or the taking of any other action in respect of, any governmental authority or any other person or entity.


                                   ARTICLE VI
                ADDITIONAL COVENANTS OF ISM AND THE STOCKHOLDERS

         6.1 Best Efforts. ISM and the Stockholders will use their best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article VIII to the obligation of Buyer to proceed with the purchase of Shares hereunder.

         6.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except as otherwise provided by the prior written consent of Buyer:

             6.2.1 ISM will conduct its business and operations in the ordinary course of business consistent with past practices, and ISM will use its best efforts to (i) preserve its business organization intact; (ii) keep available to ISM the services of its officers, employees, agents and distributors; and (iii) preserve its relationships with customers, suppliers, lenders, landlords and others having dealings with them.

             6.2.2 ISM will maintain all of its properties in good repair, order and condition, reasonable wear and use excepted, and will maintain insurance of such types and in such amounts upon all of its properties and with respect to the conduct of its business as are in effect on the date of this Agreement.

             6.2.3 ISM will not (i) authorize or issue any shares of its capital stock (including shares held in the treasury) or any other securities or grant any option, warrant, or other right to acquire same;
    (ii) declare or pay any dividend or make any distribution on or with respect to its capital stock or other securities or purchase or redeem any of its capital stock or other securities; (iii) pay any bonus or increase the rate of compensation of any of its employees or enter into any new employment agreement or amend any existing employment agreement; (iv) sell or transfer any of its assets other than in the ordinary course of business or grant any Liens thereon; (v) make or obligate itself to make capital expenditures aggregating more than $20,000; (vi) incur any obligations or liabilities or enter into any transaction other than in the ordinary course of business;
    (vii) amend its certificate of incorporation or bylaws; (viii) waive any right of value; (ix) enter into any material amendment to any Lease or enter into any new lease of real property; (x) incur any indebtedness; (xi) make or adopt any change in its accounting practice or policies; (xii) make any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course during the period from the date hereof; or (xiii) make any loan or advance other than advances to employees in the ordinary course of business which, when aggregated with all such advances made during the period from May 31, 1996 to the date hereof, exceeds $5,000 in the aggregate as to all employees.

         6.3 Access to Properties and Records. From and after the execution and delivery of this Agreement, ISM will afford to representatives of Buyer access, during normal business hours and upon reasonable notice, to its premises sufficient to enable Buyer to inspect the Assets or the operation of its business, and ISM will furnish to such representatives during such period all such information relating to the foregoing investigation as Buyer may reasonably request; provided, however, that any furnishing of such information to Buyer and any investigation by Buyer, whether prior to or subsequent to the date hereof, shall not affect the right of Buyer to rely on the representations and warranties made by ISM and the Stockholders in this Agreement.

         6.4 No Other Discussions. From the date hereof until December 31, 1996 (the "Termination Date"), ISM, the Stockholders and their respective affiliates, employees, agents or representatives, either alone or together, (i) will not initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of any substantial part of the capital stock or assets of ISM, (ii) will immediately notify Buyer if any third party attempts to initiate any such solicitation, discussion or negotiation with any of their affiliates, employees, agents or representatives, and (iii) will not enter into any agreement with respect thereto with any third party.

         6.5 Retention of Shares. The Stockholders will not, prior to the Closing Date, sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares (or any interest therein) nor grant any options or similar rights with respect to any of the Shares.


                                  ARTICLE VII
                         ADDITIONAL COVENANTS OF BUYER

         7.1 Best Efforts. Buyer will use its best efforts to cause to be satisfied as soon as practicable and prior to the Closing Date, all of the conditions set forth in Article IX to the obligation of ISM and the Stockholders to proceed with the sale of Shares hereunder.

                                  ARTICLE VIII
                     CONDITIONS TO THE OBLIGATION OF BUYER

         The obligation of Buyer to proceed with the purchase of the Shares shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

         8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of ISM and the Stockholders contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. ISM and the Stockholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. ISM and the Stockholders shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President of ISM and each Stockholder, certifying that such representations and warranties were true and correct at and as of the date hereof, and are true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time, and that all such obligations have been thus performed and complied with.

         8.2 Due Diligence Review. Buyer shall have completed to its reasonable satisfaction a due diligence review of the business and operations of ISM.

         8.3 No Material Adverse Changes or Destruction of Property. Between the date hereof and the Closing Date, (i) there shall have been no material adverse change in the condition, financial or otherwise, of ISM, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of the ISM, and (iii) none of the properties and assets of ISM shall have been damaged by fire, flood, casualty, act of God or public enemy or other cause, regardless of insurance coverage for such damage, and there shall have been delivered to Buyer a certificate to that effect, dated the Closing Date and signed on behalf of ISM by its President.

         8.4 No Adverse Litigation. There shall not be pending or threatened any action, suit, investigation or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the purchase of the Shares or any other transaction contemplated hereby, or which might affect the right of ISM to own, operate in their entirety, or control the Assets, and which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the transactions contemplated hereby.

         8.5 Corporate Action. The directors and Stockholders of ISM shall have taken all corporate action necessary to effect the transactions contemplated hereby, and ISM shall have furnished Buyer with certified copies of resolutions duly adopted by its directors and Stockholders, in form and substance satisfactory to counsel for Buyer, in connection with the foregoing.

         8.6 Corporate Certificates. ISM and the Stockholders shall have delivered to Buyer (a) true, correct and complete copies of the articles of incorporation and bylaws of ISM as in effect immediately prior to the Closing and (b) a certificate of good standing of ISM issued by the Secretary of State of the Commonwealth of Pennsylvania and the appropriate officer of each state in which ISM is qualified to do business, in each case dated as of a reasonably recent date.

         8.7 Receipt of Necessary Consents. All necessary consents or approvals of third parties to any of the transactions contemplated hereby (including the consents identified on Schedule 4.2), shall have been obtained and shown by written evidence satisfactory to Buyer. The form and substance of such consents shall be reasonably satisfactory to Buyer.

         8.8 Delivery of Stock Certificates. ISM and the Stockholders shall have delivered to Buyer stock certificates evidencing the Shares, accompanied by appropriate stock powers duly endorsed.

         8.9 Resignations. ISM and the Stockholders shall have delivered to Buyer, duly executed resignations of each of the officers and directors of ISM.

         8.10 Completion of Initial Public Offering. The initial public offering of shares of Buyer common stock shall have been consummated.



                                   ARTICLE IX
             CONDITIONS TO OBLIGATIONS OF ISM AND THE STOCKHOLDERS

         The obligations of ISM and the Stockholders to proceed with the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. Buyer shall have performed and complied in all material respects with all of its respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Buyer shall have delivered to ISM a certificate, dated as of the Closing Date and signed by one of its officers, certifying that such representations and warranties were true and correct at and as of the date hereof, and are true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time, and that all such obligations have been thus performed and complied with.

         9.2 Delivery of the Cash Payment. Buyer shall have delivered $2,400,000 to the Stockholders.


                                   ARTICLE X
                       CERTAIN ACTIONS AFTER THE CLOSING

         10.1 Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, the former officers of ISM and the Stockholders shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be requested to convey and transfer to and vest in Buyer and protect its right, title and interest in all of the Shares, and as may be required or otherwise appropriate to carry out the transactions contemplated by this Agreement.

         10.2  Employment of ISM's Employees.

             10.2.1 The Stockholders shall use their best efforts to aid Buyer and ISM in retaining such of the employees of ISM as are employed on the Closing Date whom Buyer and ISM desire to retain after the Closing Date. Except with the prior written consent of Buyer, neither the Stockholders nor any affiliate of the Stockholders shall solicit or cause, directly or indirectly, to be solicited, nor attempt to induce, for a period of three years after the Closing Date, any person employed by ISM on the Closing Date or at any time within 180 days prior to the Closing Date unless such person either was not retained by ISM or was terminated by ISM: (i) to refuse to continue his or her employment with ISM or Buyer, (ii) if such employment is continued, to terminate his or her employment with ISM or (iii) to work, directly or indirectly, with or for any of the Stockholders or any of their Affiliates. As used in this Agreement, the term "Affiliate" means, with respect to a specified person, any other person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified and, with respect to any natural person, shall include all persons related to such person by blood or marriage.

             10.2.2 Except as set forth on Schedule 4.20.7, neither Buyer nor ISM shall have any obligation to continue to employ any of the persons currently employed by ISM or to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of ISM.

         10.3  Restrictive Covenants.

             10.3.1 To assure that Buyer will realize the value and goodwill inherent in ISM, the Stockholders jointly and severally agree with Buyer that neither the Stockholders nor any of their Affiliates shall:

              10.3.1.1 directly or indirectly, for a period of five years following the Closing Date (the "Restricted Period"), engage in or have any interest in any business, firm, person, partnership, corporation, limited liability company, or other entity (as an owner, shareholder, partner, manager, member, employee, agent, security holder, creditor, consultant or otherwise) that engages in any activity that is the same or similar to, or competitive with, any activity engaged in by ISM or any of its Affiliates on the Closing Date, or by ISM or any Affiliate of ISM during the Restricted Period; provided that (a) the prohibition contained in this Section 10.3.1.1 shall not apply to any activity in which ISM permanently ceases to be engaged, and (b) provided that the ownership, beneficially or of record, of less than five percent (5%) of the outstanding shares of any class of stock of any issuer listed on a national securities exchange shall not be a breach of this Agreement.

              10.3.1.2 directly or indirectly, at any time following the Closing Date, divulge, communicate, use to the detriment of Buyer or ISM or the Affiliates of either of the foregoing, or for the benefit of any other business, firm, person, partnership, limited liability company or corporation, the confidential information, data, intellectual property or trade secrets of ISM, including but not limited to those items identified on
    Schedule 4.23, and the business records, financial information and the customer, supplier and personnel information of ISM.

              10.3.1.3 directly or indirectly, for a period of five years following the Closing Date: (i) induce any customer of ISM at the Closing Date to patronize any business other than ISM or Buyer similar to any of those described in Section 10.3.1.1; (ii) canvass, solicit or accept from any customer of ISM at the Closing Date any business similar to any of those described in Section 10.3.1.1 other than on behalf of ISM or Buyer; or (iii) request or advise any individual or entity which is a customer of ISM at the Closing Date to withdraw, curtail or cancel any such customer's business with ISM or Buyer.

              10.3.1.4 directly or indirectly, for a period of five (5) years following the Closing Date, solicit (or employ or cause to be employed other than by ISM or Buyer) other employees of ISM or any Affiliate or subsidiary of ISM, directly or indirectly, for the purpose of enticing them to leave their employment with ISM or any Affiliate or subsidiary of ISM;

              10.3.1.5 request or advise any individual or entity which is a supplier or vendor of ISM at the Closing Date to withdraw, curtail or cancel any such supplier's or vendor's business with ISM or Buyer.

             10.3.2 The Stockholders agree and acknowledge that the restrictions contained in Section 10.3.1 have been specifically negotiated by sophisticated parties and agree that all such provisions are reasonable and necessary in territorial scope and in duration to adequately protect Buyer and ISM after the Closing Date. If, however, any provision of Section 10.3.1, as applied to any party or to any circumstances, is adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other provision of Section 10.3 or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to modify the duration and/or area of such provision, and/or to delete specific words or phrases, and in its modified form such provision will then be enforceable and will be enforced. It is further agreed that a breach or violation of any provision of Section 10.3.1 will result in immediate and irreparable injury to Buyer and ISM and that money damages will be an inadequate remedy. Accordingly, in addition to such damages as Buyer and ISM can demonstrate they have sustained by reason of such breach or violation, and in addition to any other remedy that Buyer or ISM may have, Buyer and ISM shall each be entitled to both temporary and permanent injunctive relief to enforce the specific performance of this Section 10.3.

             10.3.3 The period of time during which the Stockholders are prohibited from engaging in certain activities pursuant to the terms of this Section 10.3 shall be extended by the length of time during which any of the Stockholders are in breach of the terms of this Section 10.3.

             10.3.4 The provisions of this Section 10.3 are not intended to preclude any Stockholder from being an officer or director of ISM, or an officer, director or shareholder of Buyer or any affiliate of Buyer.


                                   ARTICLE XI
                                INDEMNIFICATION

         11.1 Agreement by the Stockholders to Indemnify. The Stockholders jointly and severally shall indemnify and hold Buyer and ISM harmless in respect of the aggregate of all Indemnifiable Damages (as herein defined).

             11.1.1 "Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by Buyer or ISM, on a pre-tax basis, to the extent (i) resulting from any breach of a representation or warranty of ISM or the Stockholders in or pursuant to Article IV or elsewhere herein; (ii) resulting from any breach of the covenants or agreements of ISM or the Stockholders in this Agreement; or (iii) resulting from any inaccuracy in any certificate delivered pursuant to Sections 8.1 or 8.3.

             11.1.2 Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Buyer shall have the right to be put in the same financial position as it would have been in had each of the representations and warranties of ISM and the Stockholders been true and correct and had each of the covenants of ISM and the Stockholders been performed in full.

         11.2 Agreement by Buyer to Indemnify. Buyer shall indemnify and hold harmless the Stockholders in respect of all Losses (as defined below) of the Stockholders. For this purpose, "Losses" of the Stockholders means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel and paralegal fees and expenses) incurred or suffered by the Stockholders, (i) resulting from any breach of a representation or warranty of Buyer contained in Article V or elsewhere herein; (ii) resulting from any default in the performance of any of the covenants or agreements of Buyer in this Agreement; or (iii) resulting from any inaccuracy in any certificate delivered pursuant to Section 9.1.

         11.3 Survival. Notwithstanding any investigation at any time made by any party hereto, all representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and shall survive the Closing for a period ending on the earlier to occur of: (a) the expiration of the applicable statute of limitations, or (b) June 30, 2000. Notwithstanding the foregoing, and notwithstanding any investigation at any time made by any party hereto, the representations and warranties contained in Sections 4.3, 4.6 and 4.8.1 shall survive the Closing indefinitely.

         11.4 Limitations on Indemnification. Neither the Buyer nor the Stockholders shall be entitled to indemnification hereunder (a) except for amounts which are in the aggregate greater than $25,000, and then only with respect to such excess, or (b) in excess of the sum of the Cash Payment, the Interim Earn-out Payment and the Final Earn-out Payment; provided, however, that the foregoing limitations shall not apply to any claim for indemnification for any liability of the claimant to any third party.


                                  ARTICLE XII
                                 MISCELLANEOUS

         12.1 Transaction Expenses; Brokers' Fees. The Stockholders shall pay all of the legal, accounting and other transaction expenses (including brokers' fees) incurred by the Stockholders or ISM in connection with the transactions contemplated hereby. The Stockholders shall indemnify and hold harmless Buyer and ISM from any such expenses and from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by ISM or the Stockholders to bring about, or to represent any of them in, the transactions contemplated hereby.

         12.2 Amendment and Modification. The parties hereto may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing.

         12.3  Termination.

             12.3.1 Anything to the contrary herein notwithstanding, this Agreement may be terminated and the transaction contemplated hereby may be abandoned:

                   (a) by the mutual written consent of Buyer and ISM at any time prior to the Closing Date;

                   (b) by Buyer at any time prior to the Closing Date if there shall be a pending or threatened action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own, operate in their entirety or control the Shares and the properties and assets of ISM, or to conduct the business of ISM and which, in the reasonable judgment of Buyer, makes it inadvisable to proceed with the transaction contemplated by this Agreement; or

                   (c) by Buyer in the event of the material breach by ISM or the Stockholders of any provision of this Agreement, or by ISM in the event of the material breach by Buyer of any provision of this Agreement, which breach in either case is not remedied by the breaching party within 30 days after receipt of notice thereof from the terminating party.

                    (d)  by Buyer, if the IPO is not consummated; and

                   (e) by ISM or Buyer if the Closing has not occurred by December 31, 1996.


    If this Agreement is terminated pursuant to clause (a), (b), (d) or (e) of this paragraph 12.3.1, no party shall have any liability for any costs, expenses, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clause (c) of this paragraph 12.3.1 shall be without prejudice to any other rights or remedies of the respective parties.

             12.3.2 The risk of any loss to the Assets and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of ISM and the Stockholders until the completion of the Closing. If any material part of the Assets shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, ISM shall so notify Buyer and Buyer shall have the right and option:

                   (a) to terminate this Agreement, without liability to any party hereto; or

                   (b) to proceed with the Closing hereunder, in which event such casualty shall not constitute a breach by ISM or the Stockholders of any representation, warranty or covenant in this Agreement, and Buyer shall be entitled to receive and retain the insurance proceeds arising from such casualty.

         12.4 Additional Representations. Each party hereto expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself or himself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its or his own judgment in executing this Agreement;
(c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its or his own free will in executing this Agreement; and (e) said party is not acting under duress, whether economic or physical, in executing this Agreement.

         12.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         12.6 Entire Agreement. This Agreement, including the exhibits and schedules, contains the entire agreement of the parties hereto with respect to the purchase of the Shares and the other transactions contemplated herein, and supersedes all prior understandings and agreements (oral or written) of the parties with respect to the subject matter hereof. The parties expressly represent and warrant that in entering into this Agreement they are not relying on any prior representations made by any other party concerning the terms, conditions or effects of this Agreement which terms, conditions or effects are not expressly set forth herein. Any reference herein to this Agreement shall be deemed to include the schedules and exhibits.

         12.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be to an article, section, paragraph, clause, schedule or exhibit of this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. References to pronouns shall be deemed to include the masculine, feminine and neuter versions thereof. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

         12.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         12.9 Notices. Any notice, consent, approval, request, acknowledgment, other communication or information to be given or made hereunder to any of the parties by any other party shall be in writing and (a) delivered personally, (b) sent by express delivery service, (c) sent by certified mail, postage prepaid, or (d) sent by facsimile as follows:

If to ISM or the Stockholders, addressed to:

             Mr. John F. Hensler
             The Hawthorne Group
             500 Greentree Commons
             381 Mansfield Avenue
             Pittsburgh, PA 15220
             Telecopy: (412) 928-7715

    with a copy to:

             Mr. Henry Posner, Jr.
             The Hawthorne Group
             500 Greentree Commons
             381 Mansfield Avenue
             Pittsburgh, PA 15220
             Telecopy: (412) 928-7715

If to Buyer, addressed to:

             Mr. Richard W. Talarico
             SeaVision, Inc.
             300 Greentree Commons
             381 Mansfield Avenue
             Pittsburgh, PA 15220
             Telecopy: (412) 928-7715


    with a copy to:

             Mr. Brian K. Blair
             SeaVision, Inc.
             One Pinewood Centre
             13320 State Route 7, North
             Lisbon, OH 43920
             Telecopy: (330) 385-6176

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the date it is so delivered, any notice delivered by express delivery service or certified mail shall be deemed to have been given on the date it is received, and any notice sent by facsimile shall be deemed to have been given on the date it was sent (so long as the sender receives confirmation of transmission and a hard copy of such notice is sent by U.S. mail).

         12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed therein.

         12.11 Confidentiality; Publicity. Without the prior written consent of Buyer, neither ISM nor any of the Stockholders will, prior to the Closing Date, disclose the existence of or any term or condition of this Agreement to any person or entity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of both Buyer and ISM, except that Buyer is specifically authorized to disclose and discuss this Agreement and the transactions contemplated hereby in a registration statement to be filed with the United States Securities and Exchange Commission in connection with the Initial Public Offering. Buyer or ISM may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case Buyer will consult with ISM prior to making such disclosure, and ISM will consult with Buyer prior to making such disclosure).

         12.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

         12.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior consent of Buyer and ISM.

         12.14 No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, be binding upon and be enforceable by and against, the parties hereto and their respective successors, heirs, personal representatives and permitted assigns, and nothing herein expressed or implied shall be construed to give any other person any legal or equitable rights hereunder.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

                              INTERNATIONAL SPORTS MARKETING, INC.



                              By: _________________________________________

                              Name: _______________________________________

                              Title: ______________________________________


                              _____________________________________________
                              Henry Posner, Jr.


                              _____________________________________________
                              Thomas D. Wright

                              _____________________________________________
                              Michael J. Fetchko


                              _____________________________________________
                              James C. Roddey


                              _____________________________________________
                              Richard W. Talarico


                              _____________________________________________
                              John F. Hensler



                              ALLIN COMMUNICATIONS CORPORATION



                              By: _________________________________________

                              Name: _______________________________________

                              Title: ______________________________________

          Pursuant to Regulation S-K, Item 601(b)(2), the following is a list briefly identifying the contents of omitted schedules to this exhibit:

          (a) 4.1 - Organization, Power and Authority/Foreign Qualifications;
(b) 4.2 - Consents; (c) 4.3 - Capital Structure/Shareholders/Title to Shares;
(d) 4.5 - Liabilities; (e) 4.7.1 - Owned Properties; (f) 4.7.2 - Leasehold Premises; (g) 4.7.3 - Liens; (h) 4.10 - Licenses and Permits; (i) 4.11.2 - Customers and Suppliers; (j) 4.12 - Insurance/Loans/Personal Property Leases/Other Agreements/Employees/Directors/Bank Information/Powers of Attorney;
(k) 4.18.6 - Environmental Audits, Assessments and Occupational Health Studies;
(l) 4.20.1 - Employment Agreements and Employee Benefits; (m) 4.20.7 - Severance Benefits; (n) 4.23 - Intellectual Property; (o) 4.24 - Principal Place of Business/Chief Executive Offices; and (p) 4.25 - Names.

          Registrant agrees to furnish supplementally a copy of these schedules to the Securities Exchange Commission upon request.